UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Kitty Hawk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2564006
(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

1515 West 20th Street
P.O. Box 612787
DFW Airport, Texas	75261
(Address of principal executive offices)	(Zip Code)

     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Common Stock, par value $0.000001 per share Series A Preferred Stock Purchase Rights	American Stock Exchange American Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

     Securities Act registration statement file number to which this form relates:                      (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURES
Certificate of Amendment

Item 1. Description of Registrant’s Securities to be Registered.

Common Stock

     The following is a description of the common stock (CUSIP No. 498326 20 6), par value $0.000001 per share (the “Common Stock”), of Kitty Hawk, Inc. (the “Company”). This description is a summary of the material provisions of the Common Stock and does not purport to be a complete legal description of the securities or the applicable statutory or common law. This description is qualified in its entirety by the applicable provisions of law and reference to (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended (the “Amended Charter”), which is incorporated herein by this reference, and (ii) the Second Amended and Restated Bylaws of the Company (the “Bylaws”), which are incorporated herein by this reference. A specimen of a certificate of Common Stock is also incorporated herein by this reference.

     As of August 23, 2004, the Company’s authorized capital stock consisted of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

     Except as provided in the following sentence, holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors and, except as otherwise required by applicable law and subject to any rights of holders of Preferred Stock subsequently issued by the Company, the holders of the Common Stock exclusively possess all voting power. The Amended Charter limits the aggregate voting power of non-U.S. persons to 22.5% of the votes voting on or consenting to any matter. The Amended Charter does not provide for cumulative voting in the election of directors.

     All corporate action requiring stockholder approval, unless otherwise required by law, the Amended Charter or the Bylaws, must be authorized by a majority of the votes cast. Approval of a majority of the outstanding voting shares is required to effect:

•	a merger or consolidation; or

•	a disposition of all or substantially all of the Company’s assets.

     Notwithstanding any other provisions of the Amended Charter or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock then entitled to vote thereon shall be required to amend, alter, or repeal any provision of the Amended Charter other than Articles First, Second, and Fourth thereof, which articles may be amended, altered or repealed upon the approval of a majority of (i) the outstanding shares of capital stock of the Company then entitled to vote thereon and (ii) each class of capital stock of the Company then entitled to vote thereon.

     Additionally, the stockholders of the Company shall be entitled to adopt, alter, amend or repeal bylaws made by the Board of Directors of the Company (the “Board of Directors”) or to make new bylaws solely upon the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock then entitled to vote thereon.

     Stockholder action may be taken at an annual or special meeting of the stockholders of the Company and may not in any event be taken by written consent.

     Subject to any preferential rights of holders of the Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends out of assets legally available at times and in amounts as the Board of Directors may determine. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining, if any, after payment to the Company’s creditors and subject to any preferential rights of holders of the Preferred Stock, if any. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights, preferences and privileges of holders of any series of Preferred Stock issued or designated by the Board of Directors in the future. The Common Stock trades on the American Stock Exchange under the trading symbol “KHK”. American Stock Transfer and Trust Company is the transfer agent and registrar for the Common Stock.

Preferred Stock Purchase Rights

     On January 21, 2004, the Board of Directors declared a dividend distribution to its stockholders of record at the close of business on February 2, 2004, of one preferred stock purchase right (a “Right”) for each outstanding share of Common Stock that will entitle the registered holder to purchase from Kitty Hawk one one-thousandth (1/1,000) of a share of Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at a purchase price of $10.00 per one one-thousandth (1/1,000) of a share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between Kitty Hawk and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). Initially capitalized terms used but not defined herein have the meanings set forth in the Rights Agreement.

     Separation and Distribution of Rights; Exercisablility. Initially, the Rights will be attached to all certificates representing shares of Common Stock then outstanding, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock upon the earlier of:

•	ten (10) business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of Common Stock then outstanding (subject to certain exceptions discussed below and as set forth in the Rights Agreement) (such person is referred to as an “Acquiring Person”); or

•	ten (10) business days (or some later date as determined by the Board of Directors) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of the shares of Common Stock then outstanding (subject to additional exceptions as set forth in the Rights Agreement).

The date the Rights separate from the Common Stock is referred to as the “Distribution Date.”

     Until the Distribution Date, (i) the Rights will be evidenced by and transferred with, and only with, the Common Stock certificates, (ii) new Common Stock certificates issued after February 2, 2004 will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by those certificates. Pursuant to the Rights Agreement, Kitty Hawk reserves the right to require prior to the occurrence of a Triggering Event (as hereinafter defined) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 20, 2014, unless earlier redeemed by Kitty Hawk as described below.

     As soon as practicable after the Distribution Date, Rights certificates will be mailed to the holders of record of Common Stock as of the close of business on the Distribution Date and, after that, the separate Rights certificates will represent the Rights. Except in connection with shares of Common Stock issued or sold pursuant to the exercise of stock options under any employee plan or arrangements, or upon the exercise, conversion or exchange of securities issued by Kitty Hawk in the future, or as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     Flip-in Events. Each holder of a Right (other than the Acquiring Person and any associate or affiliate thereof) will have the right to receive, upon exercise, Common Stock (or, in some circumstances, cash, property or other securities of Kitty Hawk) having a value equal to two times the purchase price of the Right, as the case may be, if:

•	any person becomes an Acquiring Person (except pursuant to specified exceptions, including an offer made for all outstanding shares of Common Stock at a price and upon terms and conditions that the Board of Directors determines to be in the best interests of Kitty Hawk and its stockholders);

•	Kitty Hawk is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged; or

•	during the time that there is an Acquiring Person, an event occurs that results in increasing the Acquiring Person’s beneficial ownership of shares of Common Stock by more than 1%.

Notwithstanding any of the foregoing, following the occurrence of any of the events described in this paragraph, all Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. The events described in this paragraph are referred to as “Flip-in Events.”

     For example, at a purchase price of $10.00 per Right, each Right not owned by an Acquiring Person (or by some related parties or transferees) following an event set forth in the preceding paragraph would entitle its holder to purchase $20.00 worth of Common Stock (or other consideration, as noted above) for $10.00.

     Flip-over events. At any time following a public announcement that a person has become an Acquiring Person, each holder of a Right (except Rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of an acquiring company having a value equal to two times the purchase price of the Right if any of the following occur:

•	Kitty Hawk enters into a merger in which Kitty Hawk is not the surviving corporation;

•	Kitty Hawk is the surviving corporation in a merger pursuant to which all or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

•	more than 50% of the combined assets, cash flow or earning power of Kitty Hawk and its subsidiaries is sold or transferred (in each case other than some consolidations with,

mergers with and into, or sales of assets, cash flow or earning power by or to subsidiaries of Kitty Hawk as specified in the Rights Agreement).

The events described in this paragraph are referred to as “Flip-over Events.” Flip-in events and Flip-over events are referred to collectively as “Triggering Events.”

     Anti-dilution Adjustments; Fractional Shares. The applicable purchase price payable, the number of shares of Preferred Stock or other securities or property issuable upon the exercise of the Rights, and the number of applicable Rights outstanding are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, Preferred Stock;

•	if the holders of Preferred Stock are granted rights, options or warrants to subscribe for the applicable Preferred Stock or securities convertible into the applicable Preferred Stock at less than the current market price of the applicable Preferred Stock; or

•	upon the distribution to holders of Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in Preferred Stock) or subscription rights or warrants (other than those referred to in the bullet point immediately above).

The number of outstanding Rights are also subject to adjustment in the event of a stock dividend on, or a subdivision or combination of Common Stock. With some exceptions, no adjustment in the purchase price relating to a Right will be required until cumulative adjustments amount to at least one percent (1%) of the purchase price relating to the Right.

     No fractional shares of Preferred Stock are required to be issued (other than fractions which are integral multiples of one one-thousandth (1/1,000) of a share of Preferred Stock) and, in lieu of the issuance of fractional shares, Kitty Hawk may make an adjustment in cash based on the market price of the Preferred Stock on the trading date immediately prior to the date of exercise.

     Dividend, Liquidation and Redemption Rights of the Preferred Stock. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of $0.001 per share and an aggregate amount of 1,000 times the dividend declared per share of Common Stock (other than stock dividends payable in Common Stock). Upon liquidation, the holders of Preferred Stock will be entitled to the greater of (1) a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) and (2) an aggregate payment equal to 1,000 times the payment to be made per share of Common Stock. Each share of Preferred Stock will have 1,000 times the number of votes each share of the Common Stock has on matters the respective class is entitled to vote on, which will be voted together with Common Stock. Upon any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     At any time, or from time to time, the Board of Directors may redeem the outstanding shares of Preferred Stock, in whole but not in part, at a cash price per share equal to one hundred five percent (105%) of (i) 1,000 (subject to adjustment) times the average market value of Common Stock plus (ii) all accrued and unpaid dividends of the Preferred Stock as of the redemption date.

     Because of the nature of the dividend, liquidation and voting rights of Preferred Stock, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right, should approximate the value of one share of Common Stock.

     Exchange of the Rights. At any time after the occurrence of a Flip-in Event and prior to the acquisition by a person or group of 50% or more of the shares of Common Stock then outstanding, the Board of Directors may, without payment of the purchase price by the holder, exchange the Rights, in whole or in part, as follows:

•	one Right (other than the Rights owned by the Acquiring Person or group, which will become void) for one-half the number of shares of Common Stock, one one-thousandths of a share of Preferred Stock or shares or other units of other property for which a Right is exercisable immediately prior to the time of the action of the Board of Directors to exchange the Rights.

     Redemption of the Rights. At any time until a public announcement that a person has become an Acquiring Person, Kitty Hawk may redeem all, but not less than all, of the Rights at a price of $0.001 per Right (payable in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors and subject to adjustment). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of these Rights will be to receive the $0.001 redemption price.

     No Rights as Stockholder. Until a Right is exercised, the holder will have no rights as a stockholder of Kitty Hawk, including, without limitation, the right to vote or to receive dividends.

     Amendment of the Rights Agreement. Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors at any time during the period in which the Rights are redeemable. At any time when the Rights are no longer redeemable, the provisions of the Rights Agreement may be amended by the Board of Directors only if the amendment does not adversely affect the interest of holders of Rights (excluding the interest of any Acquiring Person) or cause the Rights to become redeemable again.

     Periodic Review. The Board of Directors will appoint a committee (the “TIDE Committee”) that is comprised of at least three (3) directors of Kitty Hawk who are not officers, employees or affiliates of Kitty Hawk, to review and evaluate the Rights Agreement, at least every three (3) years or sooner if any person shall become an Acquiring Person, in order to consider whether the maintenance of the Rights Agreement continues to be in the best interests of Kitty Hawk and its stockholders. Following each such review, the TIDE Committee will communicate its conclusions to the full Board of Directors, including any recommendation as to whether the Rights Agreement should be modified or the Rights should be redeemed.

     Certain Anti-takeover Effects. The Rights approved by the Board of Directors are designed to protect and maximize the value of the outstanding equity interests in Kitty Hawk in the event of an unsolicited attempt by an acquirer to take over Kitty Hawk, in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Board of Directors and its stockholders of a full opportunity to evaluate an offer in light of the long term prospects of Kitty Hawk. The Rights have been declared by the Board of Directors in order to deter such tactics.

     The Rights are not intended to prevent all takeovers of Kitty Hawk and will not do so. Since, subject to the restrictions described above, Kitty Hawk may redeem the Rights prior to the Distribution

Date, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

     The Rights may have the effect of rendering more difficult or discouraging an acquisition of Kitty Hawk deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire Kitty Hawk on terms or in a manner not approved by the Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

     The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is incorporated herein by reference.

Certain Antitakeover Effects of Certain Provisions of the Amended Charter and Bylaws

     The Amended Charter and the Bylaws contain certain provisions that could make the acquisition of the Company by means of a proxy contest or otherwise more difficult. The discussion set forth below is intended only as a summary and is qualified in its entirety by reference to the Amended Charter, the Bylaws and the applicable provisions of law.

     Section 203 of the Delaware General Corporation Law. The terms of the Amended Charter subject the Company to the terms, conditions and requirements of Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date that such a person or entity becomes an “interested stockholder.”

     With certain exceptions, an “interested stockholder” is a person or entity which owns, individually or with or through certain other persons or entities, 15% or more of the corporation’s voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner, individually or with or through certain other persons or entities, of 15% or more of such voting stock at any time within the previous three years, or is an affiliate or associate of any of the foregoing.

     For purposes of Section 203 of the DGCL, the term “business combination” is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation’s other stockholders) of assets of the corporation or a direct or indirect majority-owned subsidiary equal in aggregate market value to 10% or more of the aggregate market value of either the corporation’s consolidated assets or all of its outstanding stock; the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock or of the corporation’s voting stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 of the DGCL does not apply if:

•	prior to the date on which such stockholder becomes an “interested stockholder,” the board of directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested party;

•	upon consummation of the transaction that made him or her an “interested stockholder,” the stockholder owns at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or

•	on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     Removal of Directors; Filling of Vacancies. Any or all of the members of the Board of Directors may be removed, with or without cause, at any annual or special meeting of stockholders, upon the affirmative vote of the holders of a majority of the outstanding shares of each class of capital stock then entitled to vote in person or by proxy at an election of such directors, provided that notice of the intention to act upon such matter shall have been given in the notice calling such meeting. Newly created directorships resulting from any increase in the authorized number of directors and any vacancies occurring in the Board of Directors caused by death, resignation, retirement, disqualification, removal or other termination from office of any directors may be filled solely by the vote of a majority of the directors then in office, though less than a quorum. Each successor director so chosen shall hold office until his respective successor shall have been duly elected and qualified.

     Special Meetings of Stockholders. The Bylaws provide that a special meeting of the stockholders may be called by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then serving, by the Chairman of the Board, or by any holder or holders of record of at least 25% of the outstanding shares of capital stock of the Company then entitled to vote on any matter for which the respective special meeting is being called.

     Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The Bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or bring other business before an annual or special meeting of stockholders (the “Stockholder Notice Procedure”).

     The Stockholder Notice Procedure provides that only those persons who are nominated by or at the direction of the Board of Directors, or by a stockholder who has given timely written notice of such nomination to the Secretary of the Company, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that only such business as has been brought before an annual or special meeting of stockholders by or at the direction of the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder’s intention to bring such business before such meeting, may be considered at the annual meeting or a special meeting of stockholders. The Stockholder Notice Procedure further provides that notice of stockholder nominations will be considered timely only if such notice is received by the Secretary of the Company not less than 90 days nor more than 180 days prior to the first anniversary of the previous year’s annual meeting. If the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice will be considered timely only if such notice is received by the Secretary of the Company no later than the close of business on the tenth day following the earlier of the day on which the notice of the meeting date was mailed or public disclosure of the meeting date was made. The Stockholder Notice Procedure provides that notice of stockholder nominations to be made at a special meeting at which directors are to be elected will be considered timely only if such notice is received by the Secretary of the Company no later than the close of business on the tenth day following the earlier of the day on which the notice of the meeting date was mailed or public disclosure of the meeting date was made.

     The Stockholder Notice Procedure also provides that a stockholder notice that proposes to nominate a person for election as a director must contain certain information, including, without limitation, the name and address of the nominating stockholder, the class and number of shares of the Company’s capital stock which are owned beneficially and of record by such stockholder, any relationship that such stockholder on whose behalf the nomination is made may have with such nominee, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee.

     The Stockholder Notice Procedure further provides that a stockholder notice that relates to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholders, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, any material interest of such stockholder in the business so proposed, the name and address of such stockholder and the class and number of shares of the Company’s capital stock owned beneficially and of record by such stockholder.

     Except as otherwise provided by law, the Amended Charter or the Bylaws, the chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before a meeting was made in accordance with the provisions set forth in the Bylaws. If the chairman of the meeting determines that a person was not properly nominated, or other business was not properly brought before the meeting, the chairman of the meeting may declare that such defective nomination or proposal be disregarded.

     By requiring advance notice of stockholder nominations, the Stockholder Notice Procedure will provide the Board of Directors with an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will provide a more orderly procedure for conducting annual and special meetings of stockholders. In addition, the Stockholder Notice Procedure will, to the extent deemed necessary or desirable by the Board of Directors, provide the Board of Directors with an opportunity to inform stockholders prior to such meetings of any business proposed to be conducted at such meetings, including any recommendations as to the positions of the Board of Directors regarding action to be taken with respect to such business, so that the stockholders of the Company can make a more informed decision with respect to attending the meeting or granting a proxy regarding the disposition of any such business.

     Although the Stockholder Notice Procedure does not give the Board of Directors power to approve or disapprove stockholder nominations for an election of directors or stockholder proposals for action, it may have the effect of precluding a contest of an election of directors or the consideration of stockholder proposals if the proper procedures are not followed. In addition, the Stockholder Notice Procedure could have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether the consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

Item 2. Exhibits

Exhibit
Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc. (Exhibit 99.1 to Kitty Hawk, Inc.’s Form 8-K dated October 1, 2002, and incorporated herein by reference)

3.2	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc., dated February 6, 2003 (Exhibit 3.2 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated March 12, 2003, and incorporated herein by reference)

3.3*	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc., dated July 13, 2004

3.4	Second Amended and Restated Bylaws of the Company, dated October 31, 2003 (Exhibit 3.3 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated Novemer 12, 2003, and incorporated herein by reference)

3.5	Specimen Common Stock Certificate (Exhibit 3.4 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated March 12, 2003, and incorporated herein by reference)

3.6	Rights Agreement, dated as of January 21, 2004, between Kitty Hawk and American Stock Transfer & Trust Company, as Rights Agent, which includes the form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock as Exhibit 1 and the form of Rights Certificate as Exhibit 2 (Exhibit 1 to Kitty Hawk, Inc.’s Registration Statement on Form 8-A dated January 26, 2004, and incorporated herein by reference)

*	Each document marked with an asterisk is filed herewith.

* * * * *

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KITTY HAWK, INC.

Date: August 23, 2004
	By:	/s/ Steven E. Markhoff

	Name:	Steven E. Markhoff
	Title:	Vice President Strategic Planning
General Counsel and Corporate Secretary